Exhibit 21.1

SUBSIDIARIES OF GAYLORD ENTERTAINMENT COMPANY

Subsidiary Name	Jurisdiction of Organization
CCK Holdings, LLC	Delaware
Country Music Television International, Inc.	Delaware
Gaylord Beverages of Texas, Inc.	Texas
Gaylord Creative Group, Inc.	Delaware
Gaylord Destin Resorts, LLC	Delaware
Gaylord Digital, LLC	Delaware
Gaylord Hotels, Inc.	Delaware
Gaylord Investments, Inc.	Delaware
Gaylord Mesa, LLC	Delaware
Gaylord Mesa Convention Center, LLC	Delaware
Gaylord National, LLC	Maryland
Gaylord Program Services, Inc.	Delaware
GN Bond Holdings, LLC	Delaware
Grand Ole Opry, LLC	Delaware
Grand Ole Opry Tours, Inc.	Tennessee
Granite Hotel Properties, Inc.	Delaware
OLH, G.P.	Tennessee
OLH Holdings, LLC	Delaware
Opryland Attractions, LLC	Delaware
Opryland Hospitality, LLC	Tennessee
Opryland Hotel Nashville, LLC	Delaware
Opryland Hotel—Florida Limited Partnership	Florida
Opryland Hotel—Texas Limited Partnership	Delaware
Opryland Hotel—Texas, LLC	Delaware
Opryland Management, LLC	Texas
Opryland Operations, LLC	Texas
Opryland Productions, Inc.	Tennessee
Opryland Theatricals, Inc.	Delaware
Park Holdings, LLC	Delaware
Wildhorse Saloon Entertainment Ventures, Inc.	Tennessee